Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2020 relating to the financial statements and financial statement schedule of UnitedHealth Group Incorporated and subsidiaries and the effectiveness of UnitedHealth Group Incorporated's internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche, LLP

Minneapolis, MN
February 24, 2020